Exhibit 10.26
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made effective as of                                        (the “Effective Date”), by and between Atlantic Coast Federal Corporation (the “Company” or “Employer”) and Jay Sidhu (the “Executive”). The Company owns 100% of the common stock of Atlantic Coast Bank (the “Bank”), and is the majority-owned subsidiary of Atlantic Coast Federal, MHC (the “MHC”).
     WHEREAS, the Executive shall be employed as Executive Chairman of the Company; and
     WHEREAS, Executive is willing to serve the Company on the terms and conditions hereinafter set forth; and
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1. POSITION AND RESPONSIBILITIES.
     During the term of this Agreement, Executive will be employed as Executive Chairman of the Board of the Company (the “Executive Position”), and will perform all duties and will have all powers associated with such positions as set forth in the job description for such Executive Position as established by the Company and attached to this Agreement as Appendix A. Executive shall be responsible for the overall management of the Company, and shall be responsible for establishing the business objectives, policies and strategic plans of the Company and its subsidiaries in conjunction with the Board of Directors. Executive shall be responsible for providing leadership and direction to all divisions of the Company, and will be the primary contact and liaison between the Board of Directors and management of the Company. During the term of the Agreement, Executive also agrees to serve, if elected, as an officer and/or director of any subsidiary or affiliate of Company and in such capacity carry out such duties and responsibilities reasonably appropriate to that office.
     Executive acknowledges and agrees that, in the performance of his duties hereunder, he is bound by the terms of the Company’s Code of Business Conduct and Ethics, the terms of which are incorporated by reference herein. Executive further agrees that he will recuse himself from any action by the Board of Directors which, directly or indirectly, involves any other entity with which Executive is affiliated as an employee, director or otherwise.
2. TERM/OTHER ACTIVITIES.
     (a) Three Year Contract; Annual Renewal. Subject to his election to the Board of Directors of the Company, the term of Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of three (3) years. Commencing on the first anniversary date of this Agreement (the “Anniversary Date”) and continuing on each Anniversary Date thereafter, the term of this Agreement shall renew for an additional year such that the remaining term of this Agreement is always three (3) years provided, however, that in order for the Agreement to renew, the disinterested members of the

Board of Directors of the Company (the “Board”) must take the following actions prior to each non-renewal notice period (as described in the next sentence): (i) at least sixty (60) days prior to the Anniversary Date, conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend the Agreement; and (ii) affirmatively approve the renewal or non-renewal of the Agreement, which decision shall be included in the minutes of the Board’s meeting. If the decision of such disinterested members of the Board is not to renew the Agreement, then the Board shall provide the Executive with a written notice of non-renewal (“Non-Renewal Notice”) at least thirty (30) days and not more than sixty (60) days prior to any Anniversary Date, such that this Agreement shall terminate at the end of twenty-four (24) months following such Anniversary Date.
     (b) Termination of Agreement. Notwithstanding anything contained in this Agreement to the contrary, either Executive or the Employer may terminate Executive’s employment with the Employer at any time during the term of this Agreement, subject to the terms and conditions of this Agreement.
     (c) Continued Employment Following Termination of Employment Period. Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Company and Executive may mutually agree.
     (d) Commitment to the Company; Membership on Other Boards. During the term of the Agreement, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the Board, Executive shall devote such proportion of his business time, attention, skill, and efforts as is reasonably necessary to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Company; provided, however, that, with the prior approval of the Board, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business organizations, which, in the Board’s judgment, will not present any conflict of interest with the Employer, or materially affect the performance of Executive’s duties pursuant to this Agreement. For purposes of this Section, Board approval shall be deemed to have been granted as to service with any such business company or organization that Executive was serving as of the date of this Agreement and which was disclosed to the Board. including, but not limited to, Executive’s employment with New Century Bank, Phoenixville, PA and any affiliate thereof.
3. COMPENSATION, BENEFITS AND REIMBURSEMENT.
     (a) Base Salary. Commencing on June 1, 2010 through the closing of the Second Step Conversion (as defined below), the Employer shall accrue on behalf of Executive a salary at the rate of $250,000 per year (“Base Salary”). The amount accrued during this period shall be payable to the Executive in the first regular payroll following the closing of the Second Step Conversion, net of applicable taxes. It is expressly understood by Executive that there can be no assurance when, if ever, the Second-Step Conversion will be completed and Executive acknowledges and agrees that the payment of the accrued Base Salary is expressly conditioned upon completion of the Second-Step Conversion. Following completion of the Second Step Conversion, Executive shall be paid the Base Salary biweekly, or with such other frequency as officers and employees are generally paid, net of applicable taxes. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually. Such review shall be conducted by the Board, and the Employer may increase, but not decrease, Executive’s Base Salary (with any increase in Base Salary to become “Base Salary” for purposes of this Agreement).
          (i) Bonus and Incentive Compensation. Executive shall be eligible to receive incentive compensation and bonuses on the terms set forth in any plan or arrangement of the Employer in which the Company’s senior executives participate or as agreed to by the Employer and the Executive. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.
     (b) Employee Benefits.
          (i) Executive shall be entitled to participate in all employee benefit plans, programs and arrangements as generally provided by the Employer to senior executive officers and for which Executive shall qualify.
          (ii) The Company shall reimburse up to $1,000 each month to Executive as a car allowance, net of applicable taxes; provided, however, that such reimbursement shall not continue after termination of Executive’s employment with the Employer (provided, however, that the Employer shall not reimburse Executive for the costs associated with such automobile, except for travel which is business related, which shall be reimbursed at the Employer’s established mileage rates).
          (iii) The Company shall reimburse up to $10,000 per year (net after applicable taxes) for Executive’s membership in a country club of Executive’s choosing; provided, however, that such reimbursement shall not continue after termination of Executive’s employment with the Employer.
          (iv) If the Company completes the Second Step Conversion (as defined below), the Employer shall, not later than thirty (30) days thereafter, enter into a supplemental executive retirement agreement with Executive providing for payment of an annual benefit equal to 60% of the average of his three highest years of cash compensation for a period of fifteen (15) years following his termination of employment at or after attaining age 65. Such benefit shall become vested upon the earlier of (A) a change in control of the Employer as defined in Code Section 409A (but not including the Second-Step Conversion), (B) the Executive’s death or disability prior to the age of 65, or (C) Executive’s attainment of age 65. The agreement shall further provide that no benefit shall be payable in the event of Executive’s termination of employment for cause (which includes termination at the request of the Office of Thrift Supervision or any successor agency) or if the Executive is no longer serving as a director of the Company following his termination of employment for reasons other than death or disability.
          (v) The Executive shall be granted (A) stock options for 100,000 shares of the Company’s common stock under the Company’s 2005 Stock Option Plan with an exercise price equal to the fair market value of the common stock (determined in accordance with the plan) on the date of grant and (B) 25,000 shares of restricted stock under the Company’s 2005

Recognition and Retention Plan. Each grant shall vest in equal annual installments beginning on the first anniversary of the grant date and shall, in all other respects, be subject to the terms of the applicable plan and award agreement.
          (vi) Executive shall be entitled to participate in the group health insurance coverage provided by the Company or the Bank to its employees, under the same cost-sharing arrangement as generally applies to such employees.
          (vii) The Company’s reimbursement of out-of-pocket expenses (not to exceed $2,500 per year) for an annual physical examination for Executive at the Mayo Clinic or such other facility as Executive may determine.
     (c) Paid Time Off. Executive shall be entitled to paid vacation time each year during the term of this Agreement (measured on a fiscal or calendar year basis, in accordance with the Employer’s usual practices), as well as sick leave, holidays and other paid absences in accordance with the Employer’s policies and procedures for senior executives. Any unused paid time off during an annual period shall be treated in accordance with the Employer’s personnel policies as in effect from time to time.
     (d) Expense Reimbursements. During the Employment Period, the Employer shall pay or reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement consistent with the Employer’s expense reimbursement policy, upon presentation to the Employer of an itemized account of such expenses in such form as the Employer may reasonably require. All reimbursements under this Section 3(e) shall be paid as soon as practicable by the Employer; provided, however, that no payment shall be made later than March 15 of the year immediately following the year in which the expense was incurred.
4. PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.
     (a) Upon the occurrence of an Event of Termination (as herein defined) during the term of this Agreement, the provisions of this Section 4 shall apply. As used in this Agreement, an “Event of Termination’’ shall mean and include any one or more of the following:
          (i) the involuntary termination by the Company of Executive’s full-time employment hereunder for any reason other than a termination due to “Disability” or death, as set forth in Section 6; or a termination upon “Retirement,” as defined in Section 7 or a termination for “Cause,” as defined in Section 8; and
          (ii) Executive’s voluntary resignation within two years after any of the following, unless consented to by Executive (where any vote by Executive in performance of his duties as a member of the Board in favor of such action shall constitute express consent of Executive to such action):
               (A) failure to appoint Executive to the position set forth in Section 1, or a material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and responsibilities described in Section 1, to which Executive has not agreed in writing (and any such material change shall be deemed a continuing breach of this Agreement by the Bank); provided, however, that (i) a regulatory action which alters Executive’s duties, or (ii) a failure to re-elect Executive to the Board shall not constitute an Event of Termination under this Agreement and any change to Executive’s duties as an officer or director of any affiliate does not constitute an Event of Termination under this Agreement;
               (B) a relocation of Executive’s principal place of employment to a location that is more than 50 miles from Jacksonville, Florida;
               (C) a material reduction in the benefits and perquisites, including Base Salary, to Executive from those being provided as of the Effective Date (except for any reduction that is part of a reduction in pay or benefits that is generally applicable to officers or employees of the Employer) or;
               (D) a material breach of this Agreement by the Employer.
     Upon the occurrence of any event described in clause (ii) above (“Good Reason”), Executive shall have the right to elect to terminate his employment under this Agreement by resignation within ninety (90) days after the initial occurrence of such condition upon not less than thirty (30) days prior written notice given within a reasonable period of time (not to exceed sixty (60) days) after the initial event giving rise to the right to elect; provided, however, that the Employer shall be given at least thirty (30) days to remedy the condition before the Executive terminates employment. Such voluntary termination for Good Reason by Executive shall be an Event of Termination.
     (b) Upon the occurrence of an Event of Termination, the Employer shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum in cash (net of applicable taxes) equal to three (3) times (i) the highest annual rate of Base Salary paid to Executive at any time under this Agreement and (ii) the highest annual bonus and non-equity incentive compensation paid to the Executive over the most recent three (3) calendar years prior to the Event of Termination; provided however, that, to the extent required by regulations or interpretations of the Office of Thrift Supervision, all severance payments under the Agreement shall be reduced not to exceed three (3) times Executive’s average annual compensation (as defined in such regulations or interpretations) over the most recent five (5) taxable years. Such payment shall not be reduced in the event Executive obtains other employment following the Event of Termination. Notwithstanding the foregoing, in the event Executive is a “Specified Employee” (as defined in the Internal Revenue Code (the “Code”) Section 409A and the regulations thereunder) to the extent required under Code Section 409A, no payment shall be made to Executive prior to the first day of the seventh month following the Event of Termination.
     (c) Upon the occurrence of an Event of Termination, the Employer shall provide at the Employer’s expense, life and disability insurance coverage and non-taxable medical and dental insurance coverage substantially comparable to the coverage maintained by the Employer for Executive and his family prior to the Event of Termination, except to the extent such coverage may be changed in its application to all of the Employer’s employees. Such coverage shall cease upon the earlier of (i) thirty-six (36) months following the Event of Termination or (ii) Executive’s obtaining substantially similar coverage (whether or not elected) from a new employer.
5. CHANGE IN CONTROL.
     In the event that the aggregate payments or benefits to be made or afforded to Executive pursuant to Section 4 of this Agreement following the occurrence of a change in control, as defined in Code Section 280G, would be deemed to include an “excess parachute payment” under Code Section 280G or any successor thereto, then at the election of Executive, (i) such payments or benefits shall be payable or provided to Executive over the minimum period necessary to reduce the present value of such payments or benefits to an amount that is one dollar ($1.00) less than three times Executive’s “base amount” under such Code Section 280G, or (ii) the payments or benefits to be provided under this Agreement shall be reduced to the extent necessary to avoid treatment as an excess parachute payment, with the allocation of the reduction among such payments and benefits to be determined by Executive. Notwithstanding anything in this subsection to the contrary, a change in control shall not be deemed to have occurred upon the Second-Step Conversion of the MHC, or in connection with any reorganization used to effect such a conversion.
6. TERMINATION FOR DISABILITY OR DEATH.
     (a) Termination of Executive’s employment based on “Disability” shall be construed to comply with Section 409A of the Internal Revenue Code and shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than twelve (12) months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than twelve (12) months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer; or (iii) Executive is determined to be totally disabled by the Social Security Administration. The provisions of Sections 6(b) and (c) shall apply upon the termination of the Executive’s employment based on Disability.
     (b) Executive shall be entitled to receive Base Salary earned until the date of Executive’s termination of employment due to Disability, plus payment for unused vacation, personal leave, sick leave and other vested benefits, as well as payment under any short- or long-term disability plan maintained by the Employer, net of applicable taxes.
     (c) The Employer shall cause to be continued life, disability, and non-taxable medical and dental insurance coverage substantially comparable to the coverage maintained by the Employer for the Executive prior to the termination of his employment based on Disability, except to the extent such coverage may be changed in its application to all employees of the Employer or not available on an individual basis to an employee terminated based on Disability. This coverage shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Employer; (ii) Executive’s full-time employment by another employer; or (iii) Executive’s death.
     (d) In the event of Executive’s death during the term of this Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive’s earned but unpaid Base Salary through Executive’s date of death, and the Employer shall pay all premiums for six (6) months following Executive’s date of death for medical, dental and other insurance benefits normally provided for Executive’s family. Such payments are in addition to any other benefits that Executive’s beneficiaries may be entitled to receive under any employee benefit plan maintained by the Employer for the benefit of Executive, including, but not limited to, the Employer’s life insurance and tax-qualified and non-qualified retirement plans.
7. TERMINATION UPON RETIREMENT.
     Termination of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment at age sixty-five (65) or in accordance with any retirement policy established by the Board with Executive’s consent with respect to him. Upon termination of Executive based on Retirement, no amounts or benefits shall be due Executive under this Agreement, and Executive shall be entitled to all benefits under any retirement plan of the Employer and other plans to which Executive is a party.
8. TERMINATION FOR CAUSE.
     The Employer may terminate the Executive’s employment at any time, but any termination other than termination for “Cause,” as defined herein, shall not prejudice the Executive’s right to compensation or other benefits under the Agreement. The Executive shall have no right to receive compensation or other benefits for any period after termination for “Cause.” Termination for “Cause” shall include termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Code of Ethics of either the Bank or the Company, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Company or the Bank, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Company or the Bank, failure to perform stated duties after receiving written notice of Executive’s failure to perform assigned duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Agreement.
9. NOTICE OF TERMINATION.
     (a) Any termination of Executive’s employment hereunder shall be communicated by Notice of Termination as defined in Section 9(c) to the other party and shall be effective as of the “Date of Termination.” “Date of Termination” shall mean (i) if Executive’s employment is terminated for any reason other than for Cause, thirty (30) days after the Notice of Termination is given, and (ii) if Executive’s employment is terminated for Cause, the date specified in the Notice of Termination. If, within thirty (30) days after any Notice of Termination is given, Executive notifies the Company that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration, as provided in Section 19. Notwithstanding the pendency of any such dispute, the Employer shall discontinue paying Executive’s compensation until the dispute is finally resolved in accordance with this Agreement. If it is determined that Executive is entitled to compensation and benefits under Section 4, the payment of such compensation and benefits by the Employer shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).
     (b) For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon as the basis for termination of Executive’s employment under this Agreement.
10. POST-TERMINATION OBLIGATIONS AND CONFIDENTIALITY.
     (a) Executive hereby covenants and agrees that (except following a change in control as defined in Section 5(a) above), for a period of one year following his termination of employment with the Company, he shall not, without the written consent of the Company, either directly or indirectly:
          (i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or the Company, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank or the Company, or any of their direct or indirect subsidiaries or affiliates or has headquarters or offices within 50 miles of the locations in which the Bank or the Company has business operations or has filed an application for regulatory approval to establish an office;
          (ii) become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than five percent (5%) equity owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity competing with the Bank or its affiliates in the same geographic locations where the Bank or its affiliates has material business interests; or
          (iii) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.
     (b) Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that

Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank or any of its subsidiaries or affiliates.
     (c) All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 10. The parties hereto, recognizing that irreparable injury will result to the Employer, its business and property in the event of Executive’s breach of this Section 10, agree that, in the event of any such breach by Executive, the Employer will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Employer, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Employer from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.
     (d) As a condition to Executive’s receipt of any payments under Sections 4, 5 or 6 of this Agreement, Executive agrees to enter into and execute a release in a form satisfactory to Employer.
11. SOURCE OF PAYMENTS.
     All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company.
12. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.
     This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Employer or any predecessor of the Employer and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.
13. NO ATTACHMENT; BINDING ON SUCCESSORS.
     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.
     (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Employer and their respective successors and assigns.

14. MODIFICATION AND WAIVER.
     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.
15. REQUIRED PROVISIONS.
     (a) The Company may terminate Executive’s employment at any time, but any termination by the Board other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after termination for Cause.
     (b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) [12 U.S.C. §1818(e)(3)] or 8(g)(1) [12 U.S.C. §1818(g)(1)] of the Federal Deposit Insurance Act, the Company’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
     (c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) [12 U.S.C. §1818(e)(4)] or 8(g)(1) [12 U.S.C. §1818(g)(1)] of the Federal Deposit Insurance Act, all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.
     (d) If the Bank is in default as defined in Section 3(x)(1) [12 U.S.C. §1813(x)(1)] of the Federal Deposit Insurance Act, all obligations of the Company under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.
     (e) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by the Director of the Office of Thrift Supervision (“OTS”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) [12 U.S.C. §1823(c)] of the Federal Deposit Insurance Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     (f) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank or the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
16. SEVERABILITY.
     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.
17. HEADINGS FOR REFERENCE ONLY.
     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
18. GOVERNING LAW.
     This Agreement shall be governed by the laws of the State of Florida but only to the extent not superseded by federal law.
19. ARBITRATION.
     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a panel of three arbitrators sitting in a location selected by Executive and Employer within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (“National Rules”) then in effect. One arbitrator shall be selected by Executive, one arbitrator shall be selected by the Employer and the third arbitrator shall be selected by the arbitrators selected by the parties. If the arbitrators are unable to agree within fifteen (15) days upon a third arbitrator, the arbitrator shall be appointed for them from a panel of arbitrators selected in accordance with the National Rules. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
20. INDEMNIFICATION.
     Executive shall be provided with coverage under a standard directors’ and officers’ liability insurance policy, and shall be indemnified for the term of this Agreement and for a period of six years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company or the Bank or any affiliate (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board), provided, however, Executive shall not be indemnified or reimbursed for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive. Any such indemnification shall be made consistent with Section 545.121 of the OTS Regulations and Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.
21. NOTICE.
     For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by courier service or express mail, mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:	Atlantic Coast Federal Corporation
Attn: Chairman of the Compensation Committee of the Board of Directors
12724 Gran Bay Parkway West
Jacksonville, Florida 32258

To Executive:	Atlantic Coast Federal Corporation
Attn: Executive Chairman of the Board
12724 Gran Bay Parkway West
Jacksonville, Florida 32258
22. COMPLIANCE WITH TARP REGULATIONS.
     Notwithstanding any provision in this Agreement to the contrary, no payment shall be made, and no benefit shall be accrued, to the Executive if such payment or benefit accrual would be prohibited by 12 C.F.R. Part 30 or any other law or regulation prohibiting such payment or accrual.

SIGNATURES
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative, and Executive has signed this Agreement, effective as of the date first above written.

ATLANTIC COAST FEDERAL CORPORATION

By:
Date	Name:
Title:

EXECUTIVE

Date	Jay Sidhu

APPENDIX A – JOB DESCRIPTION